CenterPoint Energy True-Up Balance

As filed March 31, 2004 (1)
Stranded Costs	($ in millions)
Net Book Value of Generation Assets (2)	$ 4,561
Regulatory assets and deferred debits	175
Above Market Purchase Power Costs	48
Market Value of Generation Assets (3)	(2,908)
$ 1,876

Environmental Costs	$ 718

Other Transition Charges/ Credits
Final Fuel Under-recovery Balance (4)	$ 20
Capacity Auction True-up (ECOM)	1,357
Price to Beat Retail Clawback	$ (177)
$ 1,200

Total True-up Balance - Without interest	$ 3,794

Interest on Stranded Costs (5)	$631

(1) Not conformed to PUC required filing format. All calculations assume a final order is issued on August 28, 2004, with payments of Excess Mitigation Credits (EMCs) discontinued as of that date.
(2) Reflects the reversal of T&D redirected depreciation and excess mitigation credits through August 2004 and excludes all environmental costs.
(3) Based on $36.26 per share of Texas Genco, plus debt, without inclusion of a control premium.

(4) Does not reflect disallowance of $117 million, including interest, recommended in PUC Docket 26195, Proposal for Decision. Final fuel balance could range from $20 million under-recovery to $106 million over-recovery, depending on final PUC decision.

(5) To be added to the total if approved on appeal.

Exhibit 99.1